Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Ron Linares

Executive Vice President and Chief Financial Officer

OmniComm Systems, Inc.
954-473-1254
RTLCFO@OmniComm.com

OmniComm Systems, Inc. Announces Swing to Positive EBITDA

$3,219,150 improvement in EBITDA year-over-year

Fort Lauderdale, FL, March 22, 2012 – OmniComm Systems, Inc. (OTC : OMCM.OB) one of the fastest growing companies in the Electronic Data Capture (EDC) marketplace, today announced its results of operations for the year ended December 31, 2011.

Revenue for the year ended December 31, 2011 totaled $13.6M, a $1.2M increase over the results from the prior year. “We are pleased with the increase in revenue year-over-year,” said Stephen Johnson, President and Chief Operating Officer. “We have been and will continue to focus on increasing our sales and marketing capabilities. Our 2011 results show the positive impact of these efforts and we expect to see this trend continue in 2012 as the overall economy and the pharmaceutical, biotech and medical device industries continue to improve. Our sales efforts during 2012 will include increasing the number of sales personnel employed, increasing our attendance and marketing efforts at industry conferences and increasing the number of company sponsored events including webinars, symposiums and other marketing events.”

For the year ended December 31, 2011, the company reported positive EBITDA of $362,231 which represents a $3,219,150 improvement as compared to the 2010 EBITDA of $(2,856,919). “The improvement in our performance reflects the successful integration of and resulting synergies from our 2009 acquisitions. We were pleased with the revenue increases we experienced in our TrialMaster® and TrialOne® software solutions” remarked Ronald Linares, Executive Vice President and Chief Financial Officer.

“I am pleased with the improvements that we have made over the past 18 months.” commented Cornelis F. Wit, CEO. “We are well positioned to expand our relationships with our existing clients and attract new clients to our proprietary EDC applications: TrialMaster, TrialOne and eClinical Suite. We believe that we will see an increase in both overall R & D spending and clinical trial volume as the economy continues to improve.”

About OmniComm

OmniComm Systems, Inc. (www.OmniComm.com) provides customer-driven Internet solutions to pharmaceutical, biotechnology, research and medical device organizations that conduct life changing clinical trial research. OmniComm's growing base of satisfied customers is a direct result of the company's commitment to deliver products and services that ensure ease of use, faster study build, ease of integration and better performance. OmniComm Systems, Inc. has U.S. headquarters in Fort Lauderdale, FL and European headquarters in Bonn, Germany, with satellite offices in New Jersey and the United Kingdom, as well as sales offices throughout the U.S. and Europe.

Safe Harbor Disclaimer

Statements made by OmniComm included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the Company's ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company's financial results can be found in the Company's Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.